Exhibit 10.3

English-Language Summary(1)

of

Preliminary Lease Agreement for Property at Leningradsky Prospect 31A, Building 1, Moscow, Russia, by and between Closed Joint Stock Company “CTC Network” (the “Lessee”), and Open Joint Stock Company “MonArch” and an individual (together, the “Lessor”) dated as of July 12, 2010.

Property subject to lease	Approximately 6,500 square meters in a class “A” office building at Leningradsky Prospect 31A, Building 1, Moscow, Russia

Initial term	10 years from the date of the definitive lease agreement to be entered into between the parties, which is to be signed no later than July 12, 2011.

Extension term	Lessee has a right to extend for a further 10-year term, at the then current market rates

Annual rent	Approximately US$3.5 million, plus VAT, including technical costs arising from maintenance of the premises and certain supplementary municipal services.

Annual rental adjustment:

Rent is subject to adjustment annually in line with inflation, not to exceed 4% of the then-applicable annual rent. In the event that the average Russian ruble / US dollar exchange rate fluctuates by more than 15% during any three-month period during the term of the lease, each party is entitled to begin negotiations to adjust the basic rent amount.

Lease of parking space	Available at additional cost

Expansion option / right of first offer	Lessee has an expansion option / right of first offer on any additional space in the building at the then-current market rent.

Termination by Lessee:	During the first 5 years, Lessee has the right to terminate the lease upon 12 months prior written notice to Lessor and payment of a penalty fee in the amount of 6 months’ rent.

After the first 5 years, Lessee has the right to terminate the lease upon 12 months prior written notice to Lessor without paying any penalties.

Termination by Lessor:	Lessor may terminate the lease following the seventh anniversary of the lease, upon two years’ prior notice and subject to a penalty payment equal to 12 months’ rent.

(1)  Pursuant to Rule 12b-12(d)(3) under the US Securities Exchange Act of 1934, as amended, the Registrant is filing as an exhibit to its Quarterly Report on Form 10-Q this summary in the English language of a preliminary lease prepared in the Russian language in respect of the Registrant’s new headquarters facility in Moscow, Russia.  The Registrant will provide a copy of the Preliminary Lease to the Securities and Exchange Commission upon request.

Security deposit:	Lessee must pay a deposit to secure its performance under the Preliminary Lease equal to two months’ lease expense

Build-out of facility:	Lessor has certain obligations with respect to construction related to the internal build-out of the facility prior to occupancy by the Lessee.

Terms omitted:

This summary in the English language provides a fair and accurate summary of the terms of each material provision of the Preliminary Lease. The terms of the Preliminary Lease that have been omitted from this summary consist of mechanical legal provisions, 11 exhibits and schedules setting out detailed property plans and technical specifications, as well as non-material, ancillary obligations of Lessor and Lessee and other non-material matters.

Nature of “preliminary” lease

Note: So-called “preliminary” leases are standard practice in the Moscow market; Lessee anticipates that the parties will execute a definitive final lease agreement, on the same material terms as the Preliminary Lease Agreement, in due course and in any event by no later than July 12, 2011.